Pricing Supplement dated March 6, 2002                         Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and                    File No. 333-72676
Prospectus Supplement dated November 30, 2001)               Cusip No. 88319QD75


                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                          Textron Financial Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate

Issuer:  Textron Financial Corporation



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Principal Amount:  $10,000,000                     Initial Interest Rate:  3.02%

Agent's Discount or Commission:  .15%        Original Issue Date:  March 7, 2002

Net Proceeds to Issuer:  $9,985,000         Stated Maturity Date:  March 7, 2003
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Interest Category
  [X]  Regular Floating Rate Note

  [ ]  Floating Rate/Fixed Rate Note
         Fixed Rate Commencement Date:
         Fixed Interest Rate:       %

  [ ]  Inverse Floating Rate Note
       [ ] Fixed Interest Rate:       %

Interest Rate Basis or Bases:
  [ ] CD Rate                [ ] Federal Funds Rate    [ ] Prime Rate
  [ ] CMT Rate               [X] LIBOR                 [ ] Other (see attached)
  [ ] Commercial Paper Rate  [ ] Treasury Rate

If LIBOR:
          [ ]  LIBOR Reuters Page:
          [X]  LIBOR Telerate Page:  3750
         LIBOR Currency:  US$

If CMT Rate:
       CMT Telerate Page:
         [ ]  Telerate Page 7051
         [ ]  Telerate Page 7052
             [ ] Weekly Average
             [ ] Monthly Average

Spread (+/-):  +110 bps                            Maximum Interest Rate:     %

Spread Multiplier:  N/A                            Minimum Interest Rate:     %

Index Maturity:  3 month

Initial Interest Reset Date:  June 7, 2002

Interest Reset Dates:  Quarterly, on the 7th of June,
September, December and March

Interest Payment Dates:  Quarterly, on the 7th of June,
September, December and March

Interest Determination Dates:  Quarterly, on the 5th of
June, September, December and March

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):


Day Count Convention:

           [X] Actual/360 for the period from _______ to _______
           [ ] Actual/Actual for the period from _______ to _______
           [ ] 30/360 for the period from _______ to _______

Redemption:
           [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
           [ ] The Notes can be redeemed prior to Stated Maturity Date.
               Initial Redemption Date:
               Initial Redemption Percentage:  ____%
               Annual Redemption Percentage Reduction:  ____% until
               Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
           [X] The Notes cannot be repaid prior to the Stated Maturity Date.
           [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
               Optional Repayment Date(s):
               Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [ ]   Yes    [X]   No
     Issue Price:    %

         Total Amount of OID:
         Yield to Maturity:      %
         Initial Accrual Period OID:

Agent:
  [ ] Merrill Lynch, Pierce, Fenner & Smith     [ ] First Union Securities, Inc.
             Incorporated                       [ ] Fleet Securities, Inc.
  [ ] Banc of America Securities LLC            [ ] J.P. Morgan Securities Inc.
  [ ] Banc One Capital Markets, Inc.            [ ] Salomon Smith Barney Inc.
  [ ] Barclays Capital Inc.                     [ ] UBS Warburg LLC
  [ ] Credit Suisse First Boston Corporation    [ ] Other: _______________
  [X] Deutsche Bank Alex. Brown Inc.


Agent acting in the capacity as indicated below:
      [X]     Agent       [ ]    Principal

If as Principal:
      [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
      [ ] The Notes are being offered at a
          fixed initial public offering price of % of the Principal Amount.

If as Agent:
        The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:


              Terms are not completed for certain items above because such items are not applicable.